Exhibit 4.1

NEITHER THIS SECURITY NOR THE SECURITIES INTO WHICH THIS SECURITY IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: August 21, 2026 Principal Amount: $[_______]

Conversion Price: $4.25

FORM OF

AMENDED AND RESTATED

8% CONVERTIBLE DEBENTURE

DUE AUGUST 21, 2029

THIS AMENDED AND RESTATED 8% CONVERTIBLE DEBENTURE is one of a series of duly authorized and validly issued Amended and Restated 8% Convertible Debentures issued by Expion Energy, Inc., a Nevada corporation (the “Company” or the “Corporation”), having its principal place of business at 2025 SW Deerhound Avenue, Redmond, Oregon, 97756, designated as its Amended and Restated 8% Convertible Debenture due August 21, 2029 (this amended and restated debenture, the “Debenture” and, collectively with the other amended and restated debentures of such series, the “Debentures”).

FOR VALUE RECEIVED, the Company promises to pay to [_________________] or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $[_______], or such lesser amount as shall equal the unconverted and outstanding principal amount hereof, on August 21, 2029 (the “Maturity Date”) or such earlier date as this Debenture is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture in accordance with the provisions hereof. This Debenture is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Debenture, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 5(c).

“Applicable Federal Rate” shall have the meaning ascribed to such term in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended.

“Bankruptcy Event” means any of the following events: (a) the Corporation or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Corporation or any Significant Subsidiary thereof, (b) there is commenced against the Corporation or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 calendar days after commencement, (c) the Corporation or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Corporation or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Corporation or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, or (f) the Corporation or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 4(c).

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally open for use by customers on such day.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the common stock of the Corporation, par value $0.001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” means, with respect to the particular conversion of the principal amount of the Debenture at issue, the “Principal Amount of Debenture to be Converted” as reflected on the Notice of Conversion for such conversion.

“Conversion Date” shall have the meaning ascribed to such term in Section 4(a).

“Conversion Failure” shall have the meaning set forth in Section 4(c).

“Conversion Price” shall have the meaning ascribed to such term in Section 4(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Debenture in accordance with the terms hereof.

“Debenture Register” shall have the meaning set forth in Section 2(c).

“Dilutive Issuance” shall have the meaning set forth in Section 7(b).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 7(b).

“Distribution” shall have the meaning set forth in Section 7(d).

“Economic Difference” shall have the meaning set forth in Section 7(b).

“Effective Date” means the date that the Registration Statement filed by the Corporation pursuant to the Registration Rights Agreement is first declared effective by the Commission.

“Equity Conditions” means, during the period in question, (a) the Corporation shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates so requested or required, if any, (b) the Corporation shall have paid all amounts then due, owing and unpaid to the applicable Holder in respect of such Holder’s Debentures, (c)(i) there is an effective Registration Statement pursuant to which the Holders are permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable in lieu of cash payments of interest pursuant to Section 3, or (ii) all of the shares issuable in lieu of cash payments of interest pursuant to Section 3 may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by counsel to the Corporation, (c) the Common Stock is trading on a Trading Market, (d) the closing sale price of the Common Stock is equal to or greater than the Floor Price, (e) there is a sufficient number of authorized, but unissued and otherwise unreserved shares of Common Stock issuable in lieu of cash payments of interest pursuant to Section 3, (f) the issuance of the shares in question to the applicable Holder would not violate the limitations set forth in Section 4(d) and Section 4(e) herein, (g) there has been no public announcement of a pending or proposed Fundamental Transaction that has not been consummated, and (h) the applicable Holder is not in possession of any material non-public information regarding the Corporation.

“Event of Default” shall have the meaning set forth in Section 8(a).

“Excess Shares” shall have the meaning set forth in Section 4(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” shall have the meaning ascribed to such term in Section 1.1 of the Purchase Agreement.

“First Closing Date” shall have the meaning ascribed to such term in Section 1.1 of the Purchase Agreement.

“Floor Price” shall have the meaning ascribed to such term in Section 1.1 of the Purchase Agreement.

“Fundamental Transaction” shall have the meaning set forth in Section 5(e).

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning set forth in Section 2.

“Indebtedness” means (a) any liabilities for borrowed money or amounts owed in excess of $100,000 (other than trade accounts payable incurred in the ordinary course of business) evidenced by bonds, debentures, notes, loan agreements or similar instruments, (b) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (c) the present value of any lease payments in excess of $100,000 due under leases required to be capitalized in accordance with GAAP.

“Interest Conversion Rate” means the lesser of (a) the Conversion Price or (b) 90% of the arithmetic average of the three (3) lowest VWAPs during the five (5) Trading Days prior to the applicable Interest Payment Date provided that the Interest Conversion Rate shall not be less than the Floor Price.

“Interest Payment Date” shall have the meaning set forth in Section 2(a).

“Issuable Maximum” shall have the meaning set forth in Section 1.1 of the Purchase Agreement.

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“New York Courts” shall have the meaning set forth in Section 9(d).

“Notice of Conversion” shall have the meaning set forth in Section 4(a).

“Original Issue Date” means the date of the first issuance of the Debentures, regardless of the number of transfers of any Debenture and regardless of the number of instruments which may be issued to evidence such Debentures.

“Permitted Indebtedness” means (a) the Indebtedness existing on the Original Issue Date and set forth on Schedule 3.1(bb) attached to the Purchase Agreement, the Debentures, and any refinancings, refundings, renewals or extensions of any of the foregoing; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (b) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business, (c) Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business, (d) Indebtedness consisting of the financing of insurance premiums payable within one (1) year, (e) lease obligations and purchase money indebtedness incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, and (f) Additional Debentures issued pursuant to Section 4.17 of the Purchase Agreement.

“Permitted Liens” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (i) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company, or (ii) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) pledges or deposits in the ordinary course of business in connection with (i) workers’ compensation, unemployment insurance and other social security legislation, and (ii) public utility services provided to the Company, (d) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, (e) easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company, and any zoning or similar law or right reserved to or vested in any governmental authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Company, (f) any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses that are entered into in the ordinary course of business, (g) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the ordinary conduct of the business of the Company, or (ii) secure any Indebtedness, Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business, (h) any Lien existing on any property or asset prior to the acquisition thereof by the Company or existing on any property or asset of any Person that becomes a subsidiary of the Company after the date of the Purchase Agreement prior to the time such Person becomes a subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, (i) Liens incurred in connection with Permitted Indebtedness under clause (a) thereunder, and (j) Liens incurred in connection with Permitted Indebtedness under clause (e) thereunder, provided that such Liens are not secured by assets of the Company other than the assets so acquired or leased.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Prepayment Election” shall have the meaning set forth in Section 4(c).

“Purchase Agreement” means the Securities Purchase Agreement, dated as of August 21, 2026, and amended and restated as of October 22, 2026, among the Company and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of August 21, 2026, and amended and restated as of October 22, 2026, among the Company and the original Holders.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale of the Underlying Shares and the Warrant Shares by each Holder as provided for in the Registration Rights Agreement.

“Required Holders” shall have the meaning ascribed to such term in Section 1.1 of the Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 4(c)(ii).

“Shareholder Approval” shall have the meaning ascribed to such term in Section 1.1 of the Purchase Agreement.

“Successor Entity” shall have the meaning set forth in Section 5(e).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, (or any successors to any of the foregoing).

“Transaction Documents” means the Purchase Agreement, the Registration Rights Agreement, the Warrants, all exhibits and schedules hereto and thereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Transfer Agent” shall have the meaning ascribed to such term in Section 1.1 of the Purchase Agreement.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Debentures, and issued and issuable in payment of interest on the Debentures in accordance with the terms of this Debenture.

“VWAP” shall have the meaning ascribed to such term in Section 1.1 of the Purchase Agreement.

“Warrants” means, collectively, the Common Stock Purchase Warrants to purchase shares of Common Stock delivered to the Holders on the First Closing Date in accordance with Section 2.2(a) of the Purchase Agreement.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

Section 2. Interest.

a)                   Payment of Interest in Cash or in Kind. The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Debenture at the Applicable Federal Rate as of the Original Issue Date, and increasing to 8% per annum commencing on the first anniversary of the Original Issue Date, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the Original Issue Date and on the Maturity Date (each such date, an “Interest Payment Date”) (if any Interest Payment Date is not a Trading Day, then the applicable payment shall be due on the next succeeding Trading Day), in cash, or at the Corporation’s option provided that the Equity Conditions are then met, in duly authorized, validly issued, fully paid and non-assessable registered shares of Common Stock as set forth in this Section 2(a) or a combination thereof (the dollar amount to be paid in shares of Common Stock, the “Interest Share Amount”). In addition, as a condition to paying interest in shares of Common Stock, as to such Interest Payment Date, but not more than five (5) Trading Days prior to such Interest Payment Date, the Corporation shall have delivered to each Holder’s account with The Depository Trust Company a number of shares of Common Stock to be applied against such Interest Share Amount equal to the quotient of (x) the applicable Interest Share Amount divided by (y) the Interest Conversion Rate in effect as of the Interest Payment Date or, if the Interest Payment Date is not a Trading Day, the most recent Trading Day preceding such Interest Payment Date (the “Interest Conversion Shares”). The Holders shall have the same rights and remedies with respect to the delivery of any such shares as if such shares were being issued pursuant to Section 4. Notwithstanding anything herein to the contrary, from and after the occurrence and during the continuance of any Event of Default, the rate of interest shall increase by 4% per annum relative to the rate being charged as of the date of the Event of Default or, if less, the highest amount permitted by law.

b)                  Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Original Issue Date until payment in full or conversion in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Payment of interest in shares of Common Stock shall otherwise occur pursuant to Section 4(c)(i) herein and, solely for purposes of the payment of interest in shares, the Interest Payment Date shall be deemed the Conversion Date. Interest shall cease to accrue with respect to any principal converted upon the delivery of the Conversion Shares in accordance with Section 4(c)(i) herein. Interest hereunder will be paid to the Person in whose name this Debenture is registered on the records of the Company regarding registration and transfers of this Debenture (the “Debenture Register”).

c)                   Late Fee. Any interest, whether paid in cash or shares of Common Stock (or a combination thereof), that is not paid within three Trading Days following an Interest Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at an interest rate equal to the lesser of 12% per annum or the maximum rate permitted by applicable law which shall accrue daily from the Interest Payment Date through and including the date of actual payment in full.

d)                  Prepayment. Except as otherwise set forth in this Debenture, the Company may not prepay any portion of the principal amount of this Debenture without the prior written consent of the Holder.

Section 3. Registration of Transfers and Exchanges.

a)                   Different Denominations. This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

b)                  Investment Representations. This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

c)                   Reliance on Debenture Register. Prior to due presentment for transfer to the Company of this Debenture, the Company and any agent of the Company may treat the Person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4. Conversion.

a)       Conversions at Option of Holder. The outstanding principal under each Debenture shall be convertible, in whole or in part (but not in amounts less than $100,000 in principal for each Notice of Conversion except for the last and final Notice of Conversion), at any time and from time to time from and after October 22, 2026 at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 4(d) and Section 4(e)) determined by dividing the outstanding principal amount to be converted by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the principal amount to be converted, the principal balance prior to the conversion at issue, the principal balance subsequent to the conversion at issue (if any), and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by .pdf via email such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of outstanding principal under this Debenture, a Holder shall not be required to surrender the certificate(s) representing the Debenture to the Corporation unless all of the outstanding principal amount represented thereby is so converted, in which case such Holder shall deliver the certificate representing such Debenture promptly following the Conversion Date at issue.

b)      Conversion Price. The conversion price for the Debentures shall equal $4.25, subject to adjustment herein (the “Conversion Price”).

c)	Mechanics of Conversion.

i.                        Delivery of Conversion Shares Upon Conversion. Not later than the Standard Settlement Period (as defined below) after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) the number of Conversion Shares being acquired upon the conversion of the Debenture which, on or after the earlier of (i) the six month anniversary of October 22, 2026, or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement, or as a result of the Holder being deemed an Affiliate of the Corporation), and (B) a bank check or wire transfer in the amount of accrued and unpaid interest (if the Corporation has elected or is required to pay accrued interest in cash). The Corporation shall deliver the Conversion Shares required to be delivered by the Corporation under this Section 4 electronically through the Depository Trust Company’s Fast Automated Securities Transfer Program (“FAST”) or another established clearing corporation performing similar functions. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion.

ii.                        Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, if the Transfer Agent is not participating in FAST, to issue and deliver to the Holder (or its designee) a certificate for the number of Conversion Shares to which the Holder is entitled and register such Conversion Shares on the Corporation’s register of members or, if the Transfer Agent is participating in FAST, to credit the balance account of the Holder or the Holder’s designee with DTC for such number of Conversion Shares to which the Holder is entitled upon the Holder’s conversion of the Debenture (as the case may be) (a “Conversion Failure”), then the Holder may by written notice to the Corporation (in lieu of receiving the Conversion Shares subject to such Conversion Failure), require the Corporation to prepay, in cash, up to 20% of the Conversion Amount subject to such Conversion Failure at a prepayment price equal to 110% of the Conversion Amount subject to such Conversion Failure (a “Prepayment Election”). In the event of a Conversion Failure, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of the Conversion Shares subject to such Conversion Failure, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Debenture certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Notice of Conversion, provided, however, that the Holder shall not be entitled to rescind such Conversion as to any portion of the Conversion Amount for which the Holder has made a Prepayment Election and such payment has been made by the Corporation.

iii.                        Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of a Debenture in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Debenture, the Corporation may not refuse conversion based on any claim that such Holder or anyone associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Debenture of such Holder shall have been sought and obtained. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. In the event of a Conversion Failure, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of outstanding principal amount of Debenture being converted, $50 per Trading Day (increasing to $100 per Trading Day on the third Trading Day after the Share Delivery Date) for each Trading Day after the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion; provided, however, that (i) such liquidated damages shall not exceed 10% of the applicable Conversion Amount, and (ii) such liquidated damages shall not apply to or be payable in respect of any Conversion Amount for which the Holder has made a Prepayment Election. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

iv.                        Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 4(c)(i), and the Holder has not rescinded such conversion pursuant to Section 4(c)(ii), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the Debenture equal to the principal amount submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 4(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of a Debenture with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver the Conversion Shares upon conversion of the Debenture or any part thereof as required pursuant to the terms hereof.

v.                        Reservation of Shares Issuable Upon Conversion. The Company covenants that it will reserve and keep available out of its duly authorized and unissued shares of Common Stock, for the sole purpose of issuance upon conversion of this Debenture and payment of interest hereunder, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Debentures), the maximum number of shares of Common Stock then available for such purpose and, from and after the date on which the Company has a sufficient number of authorized and unissued shares of Common Stock available therefor, including following receipt of the Shareholder Approval (as defined in the Purchase Agreement), not less than such aggregate number of shares of Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 5) upon the conversion of the then outstanding principal amount of this Debenture and payment of interest hereunder. If at any time the Company does not have a sufficient number of authorized and unissued shares of Common Stock available to reserve the number of shares required by the preceding sentence, the Company shall use commercially reasonable efforts to obtain the Shareholder Approval and take such other corporate action as may be necessary to increase its authorized shares of Common Stock or otherwise make available a sufficient number of shares of Common Stock for such purpose, in each case subject to the terms and conditions set forth in Section 4.11 of the Purchase Agreement.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi.                        Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Debenture. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Company shall round the number of Conversion Shares up to the next whole share.

vii.                        Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Debenture shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holder of this Debenture so converted and the Company shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid. The Company shall pay all Transfer Agent fees required for processing of the Conversion.

d)       Holder’s Conversion Limitations. The Company shall not effect any conversion of this Debenture, and a Holder shall not have the right to convert any portion of this Debenture, to the extent that after giving effect to the Conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of this Debenture with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted outstanding principal amount of this Debenture beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Debentures or the Warrants) beneficially owned by the Holder or any of its Affiliates or Attribution Parties.  Except as set forth in the preceding sentence, for purposes of this Section 4(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(d) applies, the determination of whether this Debenture is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of what portion of the outstanding principal amount of this Debenture is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the Debenture may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how much of the outstanding principal amount of the Debenture is convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, the Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination; provided that for purposes of this Section 4(d), the Holder shall be entitled to rely on: (i) the Company’s most recent periodic or annual report filed with the Commission, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Upon the request of a Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the conversion of this Debenture into Common Stock and the exercise of the Warrants, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Debenture. In the event that the issuance of shares of Common Stock to the Holder upon conversion of this Debenture into Common Stock results in the Holder together with any Affiliates and Attribution Parties being deemed to beneficially own, in the aggregate, a number of outstanding shares of Common Stock in excess of the Beneficial Ownership Limitation, the number of shares of Common Stock so issued by which the Holder’s together with any of its Affiliates’ and Attribution Parties’ aggregate beneficial ownership of shares of Common Stock exceeds the Beneficial Ownership Limitation (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4(d) applicable to this Debenture provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Debenture, held by the Holder and the Beneficial Ownership Limitation provisions of this Section 4(d) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Debenture.

e)       Issuance Limitations. Notwithstanding anything herein to the contrary, if the Corporation has not obtained Shareholder Approval, then the Corporation may not issue, upon conversion of this Debenture, a number of shares of Common Stock which, when aggregated with any shares of Common Stock issued on or after the Original Issue Date and prior to such Conversion Date (i) in connection with any conversion of any Debenture issued pursuant to the Purchase Agreement, and (ii) in connection with the exercise of any Warrants issued pursuant to the Purchase Agreement, would exceed the Issuable Maximum (as defined in the Purchase Agreement). Each Holder shall be entitled to its respective pro rata portion of the Issuable Maximum equal to the quotient obtained by dividing (x) the original principal amount of such Holder’s Debenture by (y) the aggregate principal amount of all Debentures issued on the Original Issue Date to all Holders. In addition, each Holder may allocate its pro-rata portion of the Issuable Maximum among Debentures and Warrants held by it in its sole discretion. Such portion shall be adjusted upward ratably in the event a Holder no longer holds any Debentures or Warrants and the amount of shares issued to such Holder pursuant to such Holder’s Debentures and Warrants was less than such Holder’s pro-rata share of the Issuable Maximum.

Section 5. Certain Adjustments. Until this Debenture has been paid or converted in full, the Conversion Price shall be subject to adjustment from time-to-time as follows:

a)                   Stock Dividends and Stock Splits. If, at any time while any Debentures remain outstanding, the Corporation: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of interest on this Debenture, the Warrant Shares, and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Purchase Agreement, provided that such securities have not been amended since the date of the Purchase Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of any such securities or to extend the term of such securities), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 5(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)                  Subsequent Equity Sales. If, at any time subsequent to the First Closing Date, and while any Debentures remain outstanding, the Corporation sells or grants any option to purchase, or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such lower price, the “Base Conversion Price” and any such issuance, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Conversion Price shall be reduced to equal the Base Conversion Price, provided that the Base Conversion Price shall not be less than the Floor Price. Notwithstanding the foregoing, no adjustment will be made under this Section 5(b) in respect of an Exempt Issuance. The Corporation shall notify the Holders in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 5(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 5(b), upon the occurrence of any Dilutive Issuance, the Holders are entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a Holder accurately refers to the Base Conversion Price in the Notice of Conversion. If the Company receives a Conversion Notice at a time at which the applicable Conversion Price then in effect (without regard to the Floor Price) is lower than the Floor Price then in effect (such amount, the “Applicable Conversion Price”), the Company shall, in its sole discretion, either (i) reduce the Floor Price to the Applicable Conversion Price and allow such conversion to be made at the Applicable Conversion Price, or (ii) issue a number of shares of Common Stock equal to the Conversion Amount divided by the Floor Price (without adjusting to the Applicable Conversion Price) and either (A) pay the Economic Difference in cash or (B) add the Economic Difference to the principal amount of the Holder’s Debentures that remains unconverted following such conversion. For purposes of this section, “Economic Difference” shall be equal to (A) the number of shares of Common Stock that would have been delivered upon conversion of the Conversion Amount at the Applicable Conversion Price, minus (B) the number of shares of Common Stock actually delivered upon conversion of the Conversion Amount at the Floor Price, multiplied by (C) the lower of (1) the daily VWAP of the Common Stock on the Conversion Date, and (2) the Applicable Conversion Price, as reflected in the following formula: ((A - B) * C).

c)                   Subsequent Rights Offerings. If at any time while this Debenture remains outstanding, the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Debenture (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d)                  Pro Rata Distributions. If, at any time while this Debenture remains outstanding, the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to all or substantially all of the holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Debenture, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Debenture (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

e)                   Fundamental Transaction. If, at any time while this Debenture remains outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 4(d) and Section 4(e) on the conversion of this Debenture), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Debenture is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 4(d) and Section 4(e) on the conversion of this Debenture). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Debenture and the other Transaction Documents (as defined in the Purchase Agreement) in accordance with the provisions of this Section 5(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the holder of this Debenture, deliver to the Holder in exchange for this Debenture a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Debenture which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Debenture (without regard to any limitations on the conversion of this Debenture) prior to such Fundamental Transaction, and with a conversion price which applies the Conversion Price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such Conversion Price being for the purpose of protecting the economic value of this Debenture immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Debenture and the other Transaction Documents referring to the “Company” or the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Debenture and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

f)                   Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g)                  Notice to the Holder.

i.                        Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver by email to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.                        Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Debenture, and shall cause to be delivered by email to the Holder at its last email address as it shall appear upon the Debenture Register, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 6. Reserved.

Section 7. Negative Covenants. As long as at least $2,250,000 in aggregate principal amount of the Debentures remain outstanding, unless the Required Holders shall have otherwise given prior written consent, the Company shall not directly or indirectly:

a)                   other than Permitted Indebtedness, enter into, create, incur, assume, guarantee or suffer to exist any, Indebtedness;

b)                  other than Permitted Liens, enter into, create, incur, assume or suffer to exist any Liens of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom;

c)                   [Intentionally Omitted];

d)                  repay, repurchase or offer to repay, repurchase or otherwise acquire more than a de minimis number of shares of its Common Stock or Common Stock Equivalents other than as to (i) the Debentures, Additional Debentures, Conversion Shares, Interest Conversion Shares or Warrant Shares as permitted or required under the Transaction Documents and (ii) repurchases of Common Stock or Common Stock Equivalents of departing officers and directors of the Company, provided that such repurchases shall not exceed an aggregate of $100,000 for all officers and directors during term of this Debenture;

e)                   pay cash dividends or distributions on any equity securities of the Company;

f)                   enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission (as determined by counsel to the Company), unless such transaction is made on an arm’s-length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for Board approval), provided that this provision shall not apply to the transactions contemplated by the Purchase Agreement;

g)                  sell, lease, license, assign, transfer, spin-off, split-off, convey or otherwise dispose of any assets or rights of the Company owned or hereafter acquired whether in a single transaction or a series of related transactions, other than (i) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by the Company in the ordinary course of business consistent with its past practice, (ii) sales of inventory and products in the ordinary course of business, and (iii) sales of unwanted or obsolete assets; or

h)                  enter into any agreement with respect to any of the foregoing.

Section 8. Events of Default.

a)                   “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

i.                        other than defaults covered by Section 8(a)(ii), any default in the payment of (A) the principal amount of any Debenture or (B) interest or other amounts owing to a Holder on any Debenture, as and when the same shall become due and payable (whether on the Conversion Date or the Maturity Date, or by acceleration or otherwise) which default is not cured within three (3) Trading Days;

ii.                        any failure to timely deliver the Conversion Shares or Interest Conversion Shares (except, in the case of Interest Conversion Shares, as a result of Equity Conditions not being met) as and when required under this Debenture (unless such failure resulted from delay, negligence or misconduct by the Company’s transfer agent) which default is not cured within three (3) Trading Days;

iii.                        the Company shall fail to perform any other material covenant or agreement contained in the Debentures or in any Transaction Document, which failure is not cured, if possible to cure, within the earlier to occur of (A) five (5) Trading Days after receipt by the Company of written notice of such failure from the Holder (or any other Holder), and (B) ten (10) Trading Days after an executive officer of the Company has become aware of such failure;

iv.                        a default or event of default (subject to any notice requirement, grace period or cure period provided in the applicable agreement, document or instrument) shall occur under any of the Transaction Documents;

v.                        any representation or warranty made in this Debenture, or in any other Transaction Documents, or in any certificate made or delivered to the Holder or to any other Holder hereto or thereto, shall be untrue or incorrect in any material respect as of the date made or deemed made;

vi.                        the Company shall be subject to a Bankruptcy Event;

vii.                        the Company shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other similar agreement under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that involves an obligation greater than $250,000, whether such indebtedness now exists or shall hereafter be created, and results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

viii.                        the Company issues or incurs Indebtedness or grants a security interest to a Person which gives such Person priority over the Holder in the event of a default or event of default thereunder, except any Permitted Indebtedness or Permitted Liens; and

ix.                        any final enforceable monetary judgment, writ or similar final process shall be entered or filed against the Company or its property or other assets for more than $250,000 (except to the extent fully covered by insurance pursuant to which the insurer has not denied coverage), and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 60 calendar days.

b)       Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the outstanding principal amount of this Debenture, plus accrued but unpaid interest and other amounts owing in respect thereof, shall become, at the Holder’s election, immediately due and payable in cash. Commencing upon the occurrence and during the continuance of any Event of Default, the interest rate on this Debenture shall accrue at an interest rate equal to the lesser of 12% per annum or the maximum rate permitted under applicable law. Upon the payment in full or conversion in full of this Debenture, the Holder shall promptly surrender this Debenture to or as directed by the Company. In connection with the existence of an Event of Default described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the Debenture until such time, if any, as the Holder receives full payment pursuant to this Section 8(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon. Nothing herein shall modify the Company’s obligation to pay principal and interest, each when due, and the Holder shall retain all rights to collect any such amounts by all available legal processes.

Section 9. Miscellaneous.

a)                   Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by e-mail attachment, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, Attention: Chief Financial Officer, e-mail address CFO@expion360.com, or such other e-mail address, or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 9(a).  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by e-mail attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of the Holder appearing on the books of the Company, or if no such e-mail address or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via e-mail attachment to the e-mail address set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via e-mail attachment to the e-mail address set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)                  Absolute Obligation. Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture is a direct debt obligation of the Company. This Debenture ranks pari passu with all other Debentures issued pursuant to the Purchase Agreement.

c)                   Lost or Mutilated Debenture. If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, reasonably satisfactory to the Company.

d)                  Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall only be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Debenture or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Debenture, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e)                   Waiver and Amendment. Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture on any other occasion. Any waiver by the Company or the Holder must be in writing. Any amendment of this Debenture must be pursuant to a written agreement between the Holder and the Company. Notwithstanding the foregoing, any provision of this Debenture may be waived or amended on behalf of all holders of the Debentures by the affirmative vote or written consent of the Requisite Holders.

f)                   Severability. If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Debenture as contemplated herein, and the Company hereby expressly waives all benefits or advantage of any such law.

g)                  Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue damages for any failure by the Company to comply with the terms of this Debenture.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach.

h)                  Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i)                    Headings. The headings contained herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

j)                    Successors and Assigns. Subject to compliance with any applicable securities laws and Section 4.1 of the Purchase Agreement, this Debenture and all rights arising therefrom or relating thereto (including, without limitation, any registration rights) are transferable, in whole or in part, by the Holder in the manner and to the Persons as permitted under Section 5.7 of the Purchase Agreement.

Section 10. Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Debenture, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within two (2) Business Days after such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or its Subsidiaries, the Company so shall indicate to the Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company and Holder have caused this Amended and Restated Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

Expion ENERGY, inc.
By:__________________________________________ Name: Title: Email:

ANNEX A

NOTICE OF CONVERSION

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A-1